Exhibit 99.1

[SEMCO ENERGY LOGO] 1411 Third Street PO BOX 5004 Port Huron, MI 48061-5004	NEWS RELEASE

FOR IMMEDIATE RELEASE

Analysts Contact: Thomas Connelly
Director of Investor Relations
Phone: 248-458-6163

Media Contact: Timothy Lubbers
Director of Marketing and Corporate Communications
Phone: 810-887-4208

SEMCO ENERGY REPORTS RESULTS FOR THE
QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2007

PORT HURON, MI, November 8, 2007 - SEMCO ENERGY, Inc. (NYSE: SEN) today announced its financial results for the quarter and nine months ended September 30, 2007.  For the quarter ended September 30, 2007, the Company reported a net loss available to common shareholders of $8.9 million (or $0.25 per basic and diluted share) compared to a net loss available to common shareholders of $6.5 million (or $0.18 per basic and diluted share) for the quarter ended September 30, 2006.  The net loss available to common shareholders for the third quarter of 2007 includes costs associated with the pending sale of the Company of $0.2 million, net of income taxes (or $0.01 per basic and diluted share).  For the nine months ended September 30, 2007, the Company reported net income available to common shareholders of $3.2 million (or $0.09 per basic share and diluted share) compared to net income available to common shareholders of $1.2 million (or $0.03 per basic share and diluted share) for the nine months ended September 30, 2006.  Net income available to common shareholders for the first nine months of 2007 includes costs associated with the pending sale of the Company of $2.4 million, net of income taxes (or $0.07 per basic share and diluted share).

The primary factors contributing to the increased net loss for the third quarter of 2007 compared to the third quarter of 2006 were (on an after-tax basis) an increase of $1.2 million in operations and maintenance expense at the Gas Distribution Business, costs of $0.2 million incurred in connection with the pending sale of the Company, a decrease of $0.2 million in gas distribution margin, an increase of $0.6 million in depreciation and property tax expense, and an inventory valuation adjustment of $0.3 million in the third quarter of 2006, offset partially by a $0.4 million decrease in financing-related costs.  The primary factors contributing to the increase in net income available to common shareholders when comparing the results for the nine months ended September 30, 2007, to the results for the nine months ended September 30, 2006, include (on an after-tax basis) a $6.3 million increase in gas distribution margin, profits of $0.4 million earned by one of the Company’s non-regulated businesses from the sale of natural gas, a decrease of $1.3 million in financing-related costs and a $0.4 million increase in non-operating income, offset partially by a $2.3 million increase in operations and maintenance expense at the Gas Distribution Business, costs of $2.4 million incurred in connection with the pending sale of the Company, and a $1.4 million increase in depreciation and property tax expense.

George A. Schreiber, Jr., the Company’s President and Chief Executive Officer, said, “The Company’s 2007 third quarter financial results were in line with our expectations.  2007 year-to-date results show a strong improvement over the same period of the last year.  Significant progress was made during the past few months towards finalizing the pending sale of the Company to Cap Rock Holding Corporation.  We currently expect the sale to close on or about November 9, 2007.”

SEMCO ENERGY, Inc. distributes natural gas to more than 400,000 customers combined in Michigan, as SEMCO ENERGY GAS COMPANY, and in Alaska, as ENSTAR Natural Gas Company. It also owns and operates businesses involved in propane distribution, intrastate pipelines and natural gas storage.
The following is a “Safe-Harbor” statement under the Private Securities Litigation Reform Act of 1995.  This release contains forward-looking statements that involve risks and uncertainties. Statements that are not historic facts, including statements about the Company’s outlook, beliefs, plans, goals and expectations, are forward-looking statements.  Factors that may impact forward-looking statements include, but are not limited to, the outcome of the pending transaction to sell the Company, the effects of weather, the economic climate, competition, rising commodity prices and resulting increases in working capital requirements, changing conditions in the capital markets, regulatory approval processes and rate recovery mechanisms, gas procurement opportunities, compliance with covenants and success in accomplishing financing objectives, maintaining an effective system of internal controls, success in obtaining new business, success in defending claims against the Company, and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

SEMCO ENERGY, INC.
News Release Statistics (Unaudited)
(in thousands, except per share amounts)

	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2006	2007	2006

Statement of Operations data

Operating revenues	$71,201	$64,192	$503,003	$432,703

Cost of gas sold	44,342	36,637	370,560	312,756
Operations and maintenance	20,416	17,713	67,015	56,911
Depreciation and amortization	7,501	7,201	22,452	21,568
Property and other taxes	3,094	2,505	9,145	7,735

Operating income (loss)	(4,152)	136	33,831	33,733

Other income and (deductions)
Interest expense	(9,664)	(10,270)	(29,188)	(31,000)
Other	655	664	2,730	2,027
Total other income and (deductions)	(9,009)	(9,606)	(26,458)	(28,973)

Income tax (expense) benefit	4,904	3,582	(2,229)	(1,486)

Net income (loss)	(8,257)	(5,888)	5,144	3,274

Dividends on convertible cumulative preferred stock	652	649	1,954	2,103

Net income (loss) available to common shareholders	$(8,909)	$(6,537)	$3,190	$1,171

Earnings (loss) per share - basic
Basic	$(0.25)	$(0.18)	$0.09	$0.03
Diluted	$(0.25)	$(0.18)	$0.09	$0.03

Average number of common shares outstanding
Basic	35,820	35,341	35,600	34,526
Diluted	35,820	35,341	35,966	34,764

SEMCO ENERGY, INC.
News Release Statistics (Unaudited)
(dollars in thousands, except per share amounts)

	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2006	2007	2006

Business Segment Information

Operating revenues
Gas Distribution	$69,777	$62,394	$494,624	$426,822
Corporate and Other	3,619	4,049	14,381	12,064
Reconciliation to Consolidated Financial Statements
Intercompany eliminations	(2,195)	(2,251)	(6,002)	(6,183)
Consolidated operating revenues	$71,201	$64,192	$503,003	$432,703

Operating income (loss)
Gas Distribution	$(4,031)	$(931)	$35,890	$31,941
Corporate and Other	(121)	1,067	(2,059)	1,792
Consolidated operating income (loss)	$(4,152)	$136	$33,831	$33,733

Depreciation and amortization expense
Gas Distribution	$7,200	$6,874	$21,532	$20,578
Corporate and Other	301	327	920	990
Consolidated depreciation and amortization expense	$7,501	$7,201	$22,452	$21,568

Gas Distribution Operating Statistics

Volumes sold (MMcf)	5,684	5,392	47,468	41,440
Volumes transported (MMcf)	10,412	12,767	31,111	40,042
Number of customers at end of period	409,005	408,405	409,005	408,405
Weather statistics:
Degree days
Alaska	819	1,010	6,765	6,841
Michigan	130	166	4,107	3,858
Percent colder (warmer) than normal
Alaska	3.4%	13.9%	10.9%	7.1%
Michigan	(26.6)%	(7.2)%	(6.2)%	(12.4)%